Exhibit 10.01

FIRST AMENDED

EMPLOYMENT AGREEMENT

This Agreement is made and entered into as of the 12th day of February 2009 and amends a certain Employment Agreement dated the 1st day of January 2008 by and between BANK OF GUAM, a Guam corporation (herein called the “Bank”) and LOURDES A. LEON GUERRERO, (herein called the “President”) (herein called “Agreement”).

NOW, THEREFORE, in consideration of the mutual promises of the parties the Agreement, is hereby amended as follows:

1. Employment. Bank hereby designates and employs President, and President hereby accepts employment with Bank, as its President and Chief Executive Officer.

2. Term. This Agreement shall be for a term commencing from January 1, 2008, and terminating on December 31, 2012.

3. Duties. President shall be the Chief Executive Officer of the Bank, and shall, subject to the control of the Board of Directors of said Bank, have general supervision, direction and control of the business and affairs of the Bank. President shall have the general powers and duties of management usually vested in the office of the President of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors of the Bank, or the By-Laws. In connection therewith, upon direction of the Board of Directors, President shall make necessary and reasonable business trips for which she will be reimbursed or expenses will be provided in accordance with such regulations as may be established by the Board of Directors. Included herewith shall be trips to visit with officials of correspondent banks and technical seminars as may be available.

4. Extent of Services. President shall devote her full time, attention and energy to the business of Bank and shall not, during the term of this Agreement, be engaged in any other business activities, unless such activities are reasonably determined by the Board of Directors of Bank not to be in competition or in conflict with the commercial banking business of Bank.

5. Base Compensation. As regular compensation for President’s services hereunder, Bank shall pay President an annual base salary of Two Hundred Fifty Thousand Dollars and 00/100 ($250, 000.00) during each year of the term hereof, payable in equal installments not less frequently than monthly (herein called “Base Compensation”).

6. Adjustments to Base Compensation. The Base Compensation shall be adjusted annually to reflect the increase, if any, in the cost-of-living by adding thereto an amount obtained by multiplying the Base Compensation by the percentage of which the level of the Consumer Price Index for the United States has increased over its level as of the date of commencement of the term of Agreement (herein called, together with Base Compensation, the “Adjusted Base Compensation”).

Following the end of each year of this Agreement and within thirty (30) days after the release of the United States Bureau of Labor Statistics of the figures for such year, Bank shall pay to the President the amount of any additional compensation to which she is entitled as a result of such cost-of-living adjustment.

7. Incentive Bonus. As an incentive to President for her continuing services and contributions to the growth and profitability of Bank, President shall be paid, in addition to her Adjusted Base Compensation, an Incentive Bonus as follows:

(a) Subject to the quarterly adjustments at Section 8 below, an amount equal to two percent (2%) of current net profits of the Bank after taxes or Two Hundred Thousand Dollars ($200,000.00), which ever is less, payable in capital stocks of the Bank or in cash, or combination, at the option of President. The maximum amount shall be subject to review by the Board of Directors of Bank annually and appropriate adjustments shall then be made.

(b) The Incentive Bonus shall be computed and payable quarterly, within fifteen (15) days following each quarter except that each of the first quarterly payments of the Incentive Bonus shall be subject to adjustment, either increase or decrease, depending on the Bank’s final audited financial statements of the preceding year by the Bank’s independent accountants.

(c) At the option of the President, the Board of Directors are authorized to defer up to One Hundred Thousand Dollars ($100,000) of the annual incentive bonuses payable by receiving, in lieu of cash, fully vested Phantom Stock Units paying dividend equivalents, such Phantom Stock Units to equal the amount deferred, coupled with an option to purchase at the then fair market value three (3) shares of the Common Stock of the Bank of Guam for each one Phantom Stock Unit granted.

(d) President shall have the right to (1) continue to hold both the Phantom Stock Units and the Stock Options and receive on each Phantom Stock Unit an amount equivalent to the dividend paid on each share of Common Stock (the “Dividend Equivalent”); or (2) tender her Phantom Stock Units to the Bank for purchase by the Bank at the then fair market value; or (3) exercise her Stock Options. Upon tender by President of her Phantom Stock Units for cash she will forfeit her rights to the Stock Options; or upon exercise of her Stock Options she will forfeit her rights to the Phantom Stock Units and the Dividend Equivalents.

8. Adjustments To Bonus. On an annual basis, the President shall submit an annual budget and strategic plan to the Board. Based upon the criteria contained within the budget and strategic plan, the Incentive Bonus of the President shall be adjusted on a quarterly basis as follows:

(a) If the then current Return on Equity (ROE) of the Bank is below the preceding three-year average ROE of the Bank, then the Incentive Bonus shall be reduced by ten percent (10%);

(b) If the then current Return on Assets (ROA) of the Bank is less than that of the Bank’s peer group as published in the Federal Deposit Insurance Corporation’s (FDIC) Uniform Bank Performance Report, then the Incentive Bonus shall be reduced by ten percent (10%);

(c) If the then current Bank’s FDIC Commercial Examination Composite Rating (FDIC Rating) is 2 or better, there shall be no reduction to the Incentive Bonus; if the FDIC Rating is 3, then Incentive Bonus shall be reduced by fifteen percent (15%); if the FDIC Rating is 4, then the Incentive Bonus shall be reduced by fifty percent (50%); if the FDIC Rating is 5, then the Incentive Bonus shall be reduced by one-hundred percent (100%);

(d) If the then current Total Adversely Classified Items to Tier 1 Capital of the Bank plus the Allowance for Loan and Lease Losses is greater than twenty-five percent (25%), then the Incentive Bonus shall be reduced by ten percent (10%);

(e) If the Efficiency Ratio of the Bank does not meet the following goals of the Bank, the Incentive Bonus shall be reduced by five percent (5%):

Year	Goal
2008	75%
2009	75%
2010	70%
2011	65%
2012	65%

For purposes of this Section 8, the ROA, ROE, FDIC Rating, Total Adversely Classified Items to Tier 1 Capital, Allowance for Loan and Lease Losses and Efficiency Ratio shall all be derived from any report of management submitted to the Board of Directors at the Board Meeting immediately preceding the date of any adjustment. If any dispute arises as to the calculations of any of such figures, the Ad Hoc Compensation Committee, subject to Board approval, shall make the sole determination of such figures using whatever resources the Committee shall deem reasonably necessary. Attached to this Agreement and made a part hereof by this reference as Exhibit A, is a worksheet, which shall be used by the Bank to calculate the Incentive Bonus of the President

9. Other Compensation or Benefits. In addition to the Adjusted Base Compensation and Incentive Bonus and any other compensation provided hereunder, Bank shall provide President with the following:

(a) A one-month vacation, at full pay.

(b) A health insurance, an accident insurance and disability insurance of a type and in an amount generally made available by Bank to its executive employees, at Bank’s sole cost and expense.

(c) A group term life insurance that is generally available to Bank’s executive employees, at Bank’s sole expense and cost. As additional consideration for the making of this Agreement by the President, the Bank agrees that such policy shall at Bank’s sole cost and expense be maintained in full force and effect at all times from the date hereof, if conditions of Bank’s group insurance coverage permit, during the remaining life of the President, and until her death, notwithstanding and regardless of the conclusion of term of this Agreement, the termination of employment of the President by the Bank in the capacity of President or any change in the capacity of her employment or the terms or conditions thereof, and without any condition whatsoever other than the making of this Agreement.

(d) A motor vehicle, at Bank’s sole cost and expense, together with comprehensive insurance including public liability, in amounts not less than the amount required by law. All reasonable operating expenses shall be paid by Bank.

(e) A membership in a golf and country club located within the Bank’s service area, at Bank’s sole cost and expense. Upon termination of this Agreement, Bank’s obligation to pay the fixed monthly dues for such membership shall cease and the ownership of such membership shall vest in the President, provided, however, that President continues to pay such fixed monthly dues from the date of termination.

(f) Free utilities—power, water, sewer, telephone—at the President’s primary residence.

(g) A life insurance on such terms as is mutually agreeable between the parties, at Bank’s sole expense and cost, in the sum of $500,000.00.

(h) A bank owned life insurance that offers retirement benefits that is or will be made generally available to Bank’s executive employees, at Bank’s sole expense and cost.

10. Business Expenses. Bank shall pay or reimburse President upon submission of an itemized account by her for all reasonable business expenses incurred by President in promoting, pursuing or otherwise furthering the business of Bank, including, but not limited to expenses for travel, meals, hotel accommodations, entertainment, gifts and the like.

11. Payments Following Disability. Upon the permanent disability of the President, Bank shall pay to the President, or her assigns, the Adjusted Base Compensation, together with all Incentive Bonuses, for the remainder of the term of this Contract.

12. Successors and Assigns. This Agreement and all the terms and conditions hereof shall be binding upon and inure to the benefit of the Bank, including any successor entity to Bank by liquidation, merger, consolidation, reorganization, sale of assets or otherwise, and to the President, and when applicable, to her heirs, successors and assigns.

13. Retirement Plans. President may participate in any retirement plan of Bank and to receive payments thereunder.

14. Non-Assumption. The services to be performed by President under this Agreement are personal to her, and may not be assumed by any other party except with Bank’s prior written consent.

15. Entire Agreement. The making and execution of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those expressed herein. This Agreement embodies the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, unless specifically referred to herein by reference.

16. Amendments. This Agreement and any term hereof may be changed, waived, discharged, or terminated only by an instrument in writing signed by the party against whom enforcement of such change, waiver, discharge or termination is or would be sought and without the necessity of additional consideration.

17. Notices. All communications and notices hereunder shall be deemed to have been properly given or served for all purposes when personally delivered to the party to whom it is directed, or in lieu of such personal service, if received by certified or registered United States mail, postage prepaid, at the following addresses:

If to Bank at:	P.O. Box BW
Hagatna, Guam 96910

If to President at:	P.O. Box 11031
Tamuning, Guam 96931

Either party may change the address provided above by giving written notice of such change to the other party as herein provided.

18. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of the prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

19. Law. This Agreement shall be governed under and construed in accordance with the law of Guam.

20. Attorney’s Fees. In the event of any action, suit or proceeding brought under or in connection with this Agreement, the prevailing party therein shall be entitled to recover, and the other party thereto agrees to pay, costs and expenses in connection therewith including reasonable attorney’s fees, disbursements and expenses.

21. Board Approval. This Contract is made pursuant to the Resolution of the Board of Directors adopted unanimously at its regular monthly meeting on December 26, 2007.

22. Headings. The headings of this sections of this Agreement have been included for convenience of reference only and shall in no way restrict or modify any of the terms or provisions thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above mentioned.

BANK OF GUAM, a Guam corporation (herein called the “Bank”)

By:	/s/ Martin D. Leon Guerrero
Its Authorized Representative

/s/ Lourdes A, Leon Guerrero
LOURDES A. LEON GUERRERO
(herein called the “President”)